EXHIBIT 10.2

POZEN INC.

2000 EQUITY COMPENSATION PLAN, AS AMENDED AND RESTATED

NONQUALIFIED STOCK OPTION GRANT

This STOCK OPTION GRANT, dated as of February 14, 2007 (the “Date of Grant”), is delivered by POZEN Inc. (the “Company”) to John R. Plachetka (the “Grantee”).

RECITALS

The POZEN Inc. 2000 Equity Compensation Plan, as amended and restated (the “Plan”), provides for the grant of options to purchase shares of common stock of the Company. The Compensation Committee (the “Committee”) of the Board of Directors has decided to make a stock option grant as an inducement for the Grantee to promote the best interests of the Company and its stockholders. A copy of the Plan is attached.

NOW, THEREFORE, the parties to this Agreement, intending to be legally bound hereby, agree as follows:

1. Grant of Option. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee a nonqualified stock option (the “Option”) to purchase 38,500 shares of common stock of the Company (“Shares”) at an exercise price of $16.89 per Share. The Option shall become exercisable according to Paragraph 2 below.

2. Exercisability of Option. The Option shall become exercisable on the following dates, if the Grantee is employed by, or providing service to, the Company (as defined in the Plan) on the applicable date:

(i) The Option shall become exercisable as to a total of 28,875 shares on the following dates:

Date	Shares for Which the Option is Exercisable
January 1, 2008	7,218.75
January 1, 2009	7,218.75
January 1, 2010	7,218.75
January 1, 2011	7,218.75

(ii) The Option shall become exercisable as to a total of 9,625 shares (the “Contingent Portion”) on the following dates, but only if the Company shall have received, on or before December 31, 2007, an action letter from the U.S. Food and Drug Administration (FDA) indicating approval of the New Drug Application (NDA) for Trexima, the proposed brand name for the combination of GlaxoSmithKline’s sumatriptan and naproxen sodium in a single tablet being developed by the Company for the acute treatment of migraine pursuant to a development and commercialization agreement with GlaxoSmithKline (“FDA Approval”):

Date	Shares for Which the Option is Exercisable
January 1, 2008	2,406.25
January 1, 2009	2,406.25
January 1, 2010	2,406.25
January 1, 2011	2,406.25

Notwithstanding the foregoing, if the FDA Approval is not received by the Company on or before December 31, 2007, the Contingent Portion of this Option shall immediately and automatically be forfeited in its entirety and shall no longer be outstanding as of such date.

For purposes of this Agreement, the “Final Vesting Date” shall mean January 1, 2011.

The exercisability of the Option is cumulative.

3. Term of Option.

(a) The Option shall have a term of ten years from the Date of Grant and shall terminate at the expiration of that period, unless it is terminated at an earlier date pursuant to the provisions of this Agreement or the Plan.

(b) Subject to the provisions of this Paragraph 3(b), the Option shall automatically terminate upon the happening of the first of the following events:

(i) The expiration of the 90-day period after the Grantee ceases to be employed by, or provide service to, the Company, if the termination is for any reason other than Disability (as defined in the Plan), death or Cause (as defined below).

(ii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Company on account of the Grantee’s Disability.

(iii) The expiration of the one-year period after the Grantee ceases to be employed by, or provide service to, the Company, if the Grantee dies while employed by, or providing service to, the Company or within 90 days after the Grantee ceases to be so employed or provide such services on account of a termination described in subparagraph (i) above.

(iv) The date on which the Grantee ceases to be employed by, or provide service to, the Company for Cause (as hereinafter defined). In addition, notwithstanding the prior provisions of this Paragraph 3, if the Grantee engages in conduct that constitutes Cause after the Grantee’s employment or service terminates, the Option shall immediately terminate.

Notwithstanding the foregoing, in no event may the Option be exercised after the date that is ten years from the Date of Grant. Any portion of the Option that is not exercisable at the time the Grantee ceases to be employed by, or provide service to, the Company shall immediately terminate.

Notwithstanding anything herein to the contrary, if, prior to the Final Vesting Date, Grantee’s employment is terminated by the Company without Cause (as defined below), or Grantee terminates his employment with the Company for Good Reason (as defined below), and provided that Grantee executes and does not revoke a general release in a form acceptable to the Company (the “Release”), the number of shares as to which the Option is exercisable shall be accelerated pursuant to the terms of Section 6(b)(iv) of that certain Second Amended and Restated Executive Employment Agreement dated as of March 14, 2006, by and between POZEN and Grantee (the “Executive Employment Agreement”) such that the Option shall become exercisable as to a number of Shares equal to the number of Shares that would have been exercisable had such termination occurred twelve (12) months later; provided, however, that if such termination occurs prior to December 31, 2007 and receipt of the Trexima Approval has not occurred, the Contingent Portion shall be immediately forfeited in their entirety and this provision shall not apply to such Contingent Portion. For purposes of this Paragraph 3, the terms “Cause” and “Good Reason” shall have the meanings given to such terms in the Executive Employment Agreement.

4. Exercise Procedures.

(a) Subject to the provisions of Paragraphs 2 and 3 above, the Grantee may exercise part or all of the exercisable Option by giving the Company written notice of intent to exercise in the manner provided in this Agreement, specifying the number of Shares as to which the Option is to be exercised. On the delivery date, the Grantee shall pay the exercise price (i) in cash, (ii) with the approval of the Committee, by delivering Shares of the Company which shall be valued at their fair market value on the date of delivery, (iii) payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, or (iv) by such other method as the Committee may approve. The Committee may impose from time to time such limitations as it deems appropriate on the use of Shares of the Company to exercise the Option.

(b) The obligation of the Company to deliver Shares upon exercise of the Option shall be subject to all applicable laws, rules, and regulations and such approvals by governmental agencies as may be deemed appropriate by the Committee, including such actions as Company counsel shall deem necessary or appropriate to comply with relevant securities laws and regulations. The Company may require that the Grantee (or other person exercising the Option after the Grantee’s death) represent that the Grantee is purchasing Shares for the Grantee’s own account and not with a view to or for sale in connection with any distribution of the Shares, or such other representation as the Committee deems appropriate. All obligations of the Company under this Agreement shall be subject to the rights of the Company as set forth in the Plan to withhold amounts required to be withheld for any taxes, if applicable. Subject to Committee approval, the Grantee may elect to satisfy any income tax withholding obligation of the Company with respect to the Option by having Shares withheld up to an amount that does not exceed the minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.

5. Change of Control. The provisions of the Plan applicable to a Change of Control shall apply to the Option, and, in the event of a Change of Control, the Committee may take such actions as it deems appropriate pursuant to the Plan.

6. Restrictions on Exercise. Only the Grantee may exercise the Option during the Grantee’s lifetime and, after the Grantee’s death, the Option shall be exercisable (subject to the limitations specified in the Plan) solely by the legal representatives of the Grantee, or by the person who acquires the right to exercise the Option by will or by the laws of descent and distribution, to the extent that the Option is exercisable pursuant to this Agreement.

7. Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant and exercise of the Option are subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the Shares, (iii) changes in capitalization of the Company, and (iv) other requirements of applicable law. The Committee shall have the authority to interpret and construe the Option pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

8. No Employment or Other Rights. The grant of the Option shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service at any time for any reason is specifically reserved.

9. No Stockholder Rights. Neither the Grantee, nor any person entitled to exercise the Grantee’s rights in the event of the Grantee’s death, shall have any of the rights and privileges of a stockholder with respect to the Shares subject to the Option, until certificates for Shares have been issued upon the exercise of the Option.

10. Assignment and Transfers. The rights and interests of the Grantee under this Agreement may not be sold, assigned, encumbered or otherwise transferred except, in the event of the death of the Grantee, by will or by the laws of descent and distribution. In the event of any attempt by the Grantee to alienate, assign, pledge, hypothecate, or otherwise dispose of the Option or any right hereunder, except as provided for in this Agreement, or in the event of the levy or any attachment, execution or similar process upon the rights or interests hereby conferred, the Company may terminate the Option by notice to the Grantee, and the Option and all rights hereunder shall thereupon become null and void. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

11. Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws provisions thereof.

12. Notice. Any notice to the Company provided for in this instrument shall be addressed to the Company in care of the President at 1414 Raleigh Road, Suite 400, Chapel Hill, N.C. 27517, and any notice to the Grantee shall be addressed to such Grantee at the current address shown on the payroll of the Company, or to such other address as the Grantee may designate to the Company in writing. Any notice shall be delivered by hand, sent by telecopy or enclosed in a properly sealed envelope addressed as stated above, registered and deposited, postage prepaid, in a post office regularly maintained by the United States Postal Service.

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IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Agreement, and the Grantee has executed this Agreement, effective as of the Date of Grant.

POZEN INC.

By:	/s/ William L. Hodges
Its:	Senior Vice President, Finance and
Administration, and Chief Financial
Officer

Accepted:	/s/ John R. Plachetka
John R. Plachetka